Date:	November 1, 2006
For Release:	Immediate
Contact:	Investor Contact:
Gary J. Morgan, Senior Vice President of Finance, CFO
215-723-6751, gmorgan@met-pro.com

Met-Pro Corporation Announces Pension Plan Changes

Harleysville, PA, November 1 - Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE:MPR), announced today that the Company is freezing its current defined-benefit plans and replacing them with an enhanced defined-contribution plan for all its salaried and non-union hourly employees effective December 31, 2006. The Company had previously closed its pension plans to all employees hired after April 14, 2006 and intends to seek a similar freeze for its remaining workforce when their collective bargaining agreement is renegotiated next year.

The current changes, which were approved by the Board of Directors in the October 2006 board meeting, will result in a one time curtailment expense of approximately $0.2 million in the Company’s third quarter ended October 31, 2006, and beginning in the Company’s next fiscal year are expected to reduce the Company’s annual pension expense by approximately $0.5 million, net of increased contributions to the Company’s defined-contribution plan.

“The Company believes these changes will balance the needs of providing retirement security for our employees, while reducing financial risks and providing a more predictable cost structure for the Company,” stated De Hont. “This is a prudent decision that not only preserves pension benefits already earned, but also provides a competitive retirement plan for our employees going forward, which is in balance with the Company’s need to control costs.”

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized as one of America’s “200 Best Small Companies” by Forbes magazine. The company, which manufactures and sells product recovery and pollution control equipment for purification of air and liquids and fluid handling equipment for corrosive, abrasive and high temperature liquids, was established in 1966. It provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.